Exhibit 10.2

SEVENTEENTH AMENDMENT OF
AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Seventeenth Amendment of the Amended and Restated Participation Agreement (the “Seventeenth Amendment”) is made and entered into as of this 1st day of August, 2019, by and between and Union Bank and Trust Company, a Nebraska banking corporation and trust company, solely in its capacity as trustee of various grantor trusts known as Short Term Federal Investment Trusts or other grantor trusts (“Union Bank”) and National Education Loan Network, Inc., a Nevada corporation (“Nelnet”).

WHEREAS, the parties hereto entered into that certain Amended and Restated Participation Agreement dated as of June 1, 2001, as amended (the “Agreement”), and the parties hereto wish to amend the Agreement under the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Definitions. Unless otherwise expressly stated herein, capitalized terms in this Seventeenth Amendment shall have the same meanings given to them in the Agreement.

2. Change in Volume of Participations. For purposes of the Agreement and this Seventeenth Amendment, the maximum aggregate total of participation interests sold to Union Bank shall be up to $900 million, or such other amount as the parties may mutually agree to from time to time. The parties acknowledge and agree that the existing aggregate volume of participation interests sold to Union Bank may be in approximately such stated amount prior to the date of this Seventeenth Amendment.

3. Effect of Seventeenth Amendment. This Seventeenth Amendment shall be effective as of August 1, 2019. Unless expressly modified or amended by this Seventeenth Amendment, all terms and provision contained in the Agreement shall remain in full force and effect without modification.

Union Bank and Trust Company    National Education Loan Network, Inc.

By: /s/ Jon Gross    By: /s/ Dana Scott
Title: SVP    Title: AVP P